Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280921

October 8, 2024

PROSPECTUS SUPPLEMENT NO. 3

Up to 10,000,000 Ordinary Shares

This prospectus supplement amends the prospectus dated July 25, 2024 (the “Prospectus”) of Zapp Electric Vehicles Group Limited, an exempt company incorporated with limited liability under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, and registered with the Cayman Islands Registrar of Companies under number 395443 (the “Company”), that relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 10,000,000 ordinary shares in the share capital of the Company, par value $0.002 per share (the “Ordinary Shares”), consisting of (x) Ordinary Shares that may be issued to Yorkville from time to time after the date of the Prospectus pursuant to that certain Standby Equity Purchase Agreement, dated as of July 11, 2024 (the “Effective Date”), entered into by and between Yorkville and the Company (the “New SEPA”) and (y) Ordinary Shares (the “Commitment Shares”) that may be issued at our option to Yorkville as consideration for its irrevocable commitment to subscribe for Ordinary Shares at the Company’s direction pursuant to the New SEPA.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information set forth in the Company’s current report on Form 6-K, furnished with the Securities and Exchange Commission (the “SEC”) on October 4, 2024, which is restated below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “ZAPP.” The closing price of the Ordinary Shares on Nasdaq on October 7, 2024 was $2.65 per share.

Investing in the Company’s Ordinary Shares involves risks. See “Risk Factors” beginning on page 14 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is October 8, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2024

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Pathumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

On September 30, 2024, Zapp Electric Vehicles Group Limited (the “Company”) received written notification (the “Notification Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with the minimum market value of listed securities set forth in Nasdaq’s rules for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(2) requires primary securities listed on the Nasdaq Global Market to maintain a minimum market value of listed securities of $35,000,000, and Listing Rule 5810(c)(3)(C) provides that a failure to meet the minimum market value of listed securities requirement exists if a deficiency under Rule 5550(b)(2) continues for a period of 30 consecutive business days. Based on the market value of listed securities for a period of greater than 30 consecutive business days prior to September 27, 2024, the Company is not in compliance with the foregoing minimum market value of listed securities requirement.

The Notification Letter has no immediate effect on the listing of the ordinary shares, which will continue to trade on The Nasdaq Global Market under the symbol “ZAPP.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company has a cure period of 180 calendar days, or until March 31, 2025 (the “Compliance Period”), to regain compliance with the foregoing minimum market value of listed securities requirement. To regain compliance, the market value of the Company’s listed securities must meet or exceed $35,000,000 for at least 10 consecutive business days during the Compliance Period. If the Company does not regain compliance during such period, Nasdaq will provide written notice that the Company’s ordinary shares are subject to delisting. In that event, the Company may appeal such determination to a hearing panel.

The Company will make its best efforts to regain compliance with Listing Rule Rule 5550(b)(2) prior to the expiration of the Compliance Period. However, there can be no assurance that the Company will succeed in doing so.

The Company furnishes this report on Form 6-K to satisfy its obligation under Listing Rule 5810(b) to make public disclosure of the subject deficiency within four business days after receipt of the Notification Letter.

Forward-Looking Statements

This Form 6-K contains forward-looking statements that involve risks and uncertainties. The risks and uncertainties involved include the Company’s ability to regain compliance with Nasdaq’s rules for continued listing, the concomitant risk that its shares may be delisted by Nasdaq, market and business conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Form 6-K. The Company does not intend to revise or update any forward-looking statement in this Form 6-K as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: October 4, 2024	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2024

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Pathumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press release issued by Zapp Electric Vehicles Group Limited, dated September 10, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: September 12, 2024	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer